UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 21, 2014

LIBERTY TRIPADVISOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36603	46-3337365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 21, 2014 (the “Closing Date”), in connection with and in advance of the spin-off (the “Spin-Off”) of Liberty TripAdvisor Holdings, Inc. (the “Company”) from Liberty Interactive Corporation (“Liberty”), a bankruptcy remote wholly-owned subsidiary of the Company (“TripSPV”) borrowed cash in margin loans (the “Margin Loans”) under two margin loan agreements (the “Margin Loan Agreements”) entered into on the Closing Date, secured by the Company’s ownership interest in TripAdvisor, Inc. (“TripAdvisor”), which is held through TripSPV.  TripSPV borrowed term loans in a principal amount equal to $400 million pursuant to the Margin Loan Agreements. The maturity date of the Margin Loans is 3 years after the Closing Date. $350 million of the amount borrowed pursuant to the Margin Loan Agreements was distributed to Liberty prior to the Spin-Off.

TripSPV’s obligations under the Margin Loan Agreements are fully and unconditionally guaranteed solely by the Company and secured by first priority liens on all of the common stock of TripAdvisor owned by TripSPV, which constitutes all of the common stock and all of the Class B common stock of TripAdvisor owned by the Company.  If TripSPV defaults on its obligations under the Margin Loan Agreements, the lenders can declare all borrowings and paid in kind interest added to the principal amount of the Margin Loans, if any, outstanding under the Margin Loan Agreements, together with any accrued and unpaid interest, to be immediately due and payable, and if TripSPV and the Company are unable to pay such amounts, the lenders may foreclose on the pledged stock securing their respective Margin Loans and any other collateral that then secures TripSPV’s obligations under the Margin Loan Agreements, exercise any and all other rights such lenders may have against TripSPV at law or in equity and may pursue their respective rights under the guarantees of the Company.

Borrowings under the Margin Loan Agreements bear interest at a per annum rate equal to the 3-month LIBOR rate plus a spread of 3.25% to 3.65% per annum, unless it is unlawful for the applicable lender to fund or maintain loans based on LIBOR or there are material restrictions on the applicable lender to do so, in which case borrowings under the Margin Loan Agreements will bear interest at the greater of the federal funds rate, plus 1/2 of 1% and the prime rate of such lender, plus a spread of 3.25% to 3.65%. Interest is payable quarterly in arrears, beginning on the date that is three months after the Closing Date; provided that cash then credited to TripSPV’s collateral accounts shall be automatically applied toward accrued and unpaid interest on the then outstanding principal amounts of the loans and, if there is insufficient cash then credited to the collateral accounts to make the full interest payments then due on the loans, TripSPV may elect to apply such shortfall to the outstanding principal balance of the Margin Loans (with interest on such additional loan amount also accruing interest as set forth in the Margin Loan Agreements).

TripSPV may prepay the Margin Loans at any time, subject to certain notice requirements and an early termination premium if TripSPV prepays all or any portion of the Margin Loans prior to the date that is approximately 2 years after the Closing Date of such loans. The Margin Loan Agreements require mandatory prepayments, together with the payment of the early termination premium, if applicable, or, in some cases, the posting of additional collateral upon the occurrence of certain events that are customary for margin loans of this type.

The Margin Loan Agreements contain various affirmative and negative covenants that restrict the activities of TripSPV (including, with limited exceptions, the incurrence of additional indebtedness by TripSPV) and, in some cases, the Company, as guarantor. The Margin Loan Agreements do not include any financial covenants. The Margin Loan Agreements contain events of default that are customary for margin loans of this type, including upon the occurrence of the following events (and subject to customary cure periods and materiality thresholds):

•                  failure to pay principal, interest or other amounts due under the Margin Loan Agreements (including margin calls or other mandatory prepayments);

•                  failure to observe covenants or other agreements or inaccuracy of representations or warranties under the Margin Loan Agreements;

•                  failure to give notice to the administrative agent upon the occurrence of certain events;

•                  insolvency and related occurrences or events of insolvency with respect to TripSPV or the Company;

•                  judgments entered against TripSPV or the Company above certain thresholds;

•                  failure of enforceability or invalidity of the Margin Loan documents or the effectiveness of the liens created under the Margin Loan documents;

•                  approval by TripAdvisor of amendments to its organizational documents that would restrict the lenders’ ability to foreclose on and sell TripAdvisor’s shares pledged under the Margin Loan documents;

•                  default by the Company under the guarantee agreement entered into with respect to TripSPV’s obligations under the Margin Loan Agreements;

•                  default by the Company or TripSPV under other agreements governing material indebtedness; and

•                  early termination of any permitted derivative transaction with respect to the shares of TripAdvisor pledged by TripSPV under the Margin Loan Agreements that arises out of a default by TripSPV.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2014

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Vice President